Exhibit 2.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of November 20, 2024, by and among: (i) reAlpha Tech Corp., a Delaware corporation with its principal place of business at 6515 Longshore Loop, Dublin, Ohio 43017 (the “Buyer”), (ii) USRealty Brokerage Solutions, LLC, a Delaware limited liability company with its principal place of business at 991 Hwy 22, Ste. 200, Bridgewater, NJ 08807 (the “Company”), (iii) Unreal Estate LLC, a Delaware limited liability company with its principal place of business at 991 Hwy 22, Ste. 200, Bridgewater, NJ 08807, as the selling member of the Company (the “Seller”), and (iv) Unreal Estate Inc. (f/k/a Abode Technologies, Inc.), a Delaware corporation with its principal place of business at 332 South Michigan Avenue, Suite 121-A19, Chicago, IL 60604 (the “Parent”).

W I T N E S S E T H:

WHEREAS, the Company engages in the business of providing real estate brokerage services (the “Business”);

WHEREAS, the Seller is the legal and beneficial owner of all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, the Parent is the legal and beneficial owner of all of the issued and outstanding membership interests of the Seller;

WHEREAS, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase from the Seller, all of the Interests, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
SALE OF THE INTERESTS AND TERMS OF PAYMENT

Section 1.01   Purchase and Sale.

Upon the terms and conditions contained in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of any Encumbrances (as defined in Section 2.03), all of the issued and outstanding Interests.

Section 1.02   Purchase Price Consideration.

(a) The aggregate purchase price payable by the Buyer to the Seller for the Interests shall be TWO hundred FIFTY thousand and 00/100 DOLLARS ($250,000.00) (the “Purchase Price”), in the form of in-kind services, including, but not limited to, software development credits to be utilized by the Seller or the Parent beginning on the Closing Date and continuing for a period of one (1) year thereafter (the “In-Kind Services”).

(b) Effective as of the Closing, (i) the Company shall be a wholly-owned subsidiary of the Buyer, and the Buyer shall own 100% of the issued and outstanding membership interests of the Company, (ii) there will be no holders of Interests in, or other equity securities of, the Company, other than the Buyer, and (iii) there will be no holders of Interest-Related Rights (as defined in Section 3.03(b)) in the Company, other than the Buyer.

Section 1.03 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement remotely by electronic exchange of documents and signatures (the “Closing Date”).

Article II
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller represents and warrants to the Buyer that the following statements are correct and complete as of the date hereof:

Section 2.01  Organization; Qualification.

The Seller is duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05 below) of the jurisdiction of its formation, and it has all requisite power and authority (corporate and otherwise) to own, lease, and operate its assets and properties and to carry on its business as presently conducted. The Seller is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the nature of the business transacted by it, including its ownership or leasing of properties, requires such licensing or qualification. The Seller has delivered to the Buyer true and complete copies of all such documents establishing its legal existence or governing its internal affairs.

Section 2.02  Authority Relative to this Agreement.

The Seller has full limited liability company power and authority to execute and deliver this Agreement and all other documents, instruments, and writings required to be delivered by the Seller at the Closing under this Agreement or otherwise required in connection with this Agreement (the “Related Documents”) to which the Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite limited liability company action taken by it, and no other proceedings by the Seller are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document have been duly and validly executed and delivered by the Seller and constitute the valid and binding obligations of the Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of the Seller is or will be required in connection with the consummation of the transactions under this Agreement.

Section 2.03  Title to Interests.

(a) The Seller lawfully owns beneficially and of record the Interests and has good and marketable title to the Interests, free and clear of any pledges, security interests, mortgages, deeds of trust, liens, charges, encumbrances, equities, claims, adverse claims, options, rights of first refusal, rights of way, conditional sales, grants of power to confess judgment, or limitations whatsoever (“Encumbrances”). There are no claims, actions, or proceedings of any kind pending or threatened in writing by or against the Seller or the Company concerning the Interests. At the Closing, the Seller will transfer, assign, and deliver to the Buyer good title to the Interests, free and clear of any Encumbrances.

(b) The Interests were issued in compliance with applicable Laws. The Interests were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which the Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, a partnership (general or limited), a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization or Governmental Authority (“Person”).

(c) Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

(d) The Interests were never certificated, and the execution and delivery of this Agreement by the Seller and execution and delivery of the assignment of membership interest, in the form attached hereto as Exhibit A (the “Assignment Agreement”), shall evidence the delivery by the Seller of the Interest to the Buyer.

Section 2.04  Consents Required.

No consent, approval, or authorization of or by, registration, declaration, or filing with, or notification to any Governmental Authority or any other Person is required in connection with the execution, delivery, and performance by the Seller of this Agreement or the Related Documents to which the Seller is or will be a party or the consummation by the Seller of the transactions contemplated hereby or thereby. “Governmental Authority” means any national, federal, state, provincial, county, municipal, or local government, foreign, or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

Section 2.05  Full Disclosure.

No representation or warranty made by the Seller in this Agreement, any Schedule, any Exhibit, or any certificate delivered, or to be delivered, by or on behalf of the Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Seller has not disclosed to the Buyer in writing that the Seller presently believes have resulted, or could reasonably be expected to result, in a Material Adverse Effect on the Company or could reasonably be expected to have a Material Adverse Effect on the ability of the Company or the Seller to perform their respective obligations under this Agreement. “Material Adverse Effect” means any change, circumstance, occurrence, development, event, or effect having, or reasonably expected to have, individually or in the aggregate, a material adverse effect on the prospects, condition, or operations of the business of a Person; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred (but, in the case of each of clauses (a), (b) and (c) below, only to the extent such changes or effects do not have a disproportionate adverse impact on the Person as compared to other Persons in the industry in which the Person conducts business): (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or interpretations thereof or changes in accounting requirements or principles; or (c) any hurricane, super storm, tornado, earthquake, flood, tsunami, natural disaster, act of God, epidemic, pandemic (including that resulting from the COVID-19, SARS-CoV-2 virus or any mutation or variation thereof), or other comparable events or outbreak, or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof.

Article III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

The Seller represents and warrants to the Buyer that the following statements are correct and complete as of the date hereof:

Section 3.01 Organization; Qualification.

The Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has all requisite power and authority (corporate and otherwise) to own, lease, and operate its assets and properties and to carry on its Business as presently conducted. The Company is duly licensed or qualified to transact business and is in good standing in each jurisdiction set forth on Schedule 3.01, which together constitutes all jurisdictions in which the nature of the business transacted by it, including its ownership or leasing of properties, requires such licensing or qualification. The Company has delivered to the Buyer true and complete copies of all such documents establishing its legal existence or governing its internal affairs (collectively, the “Fundamental Documents”).

Section 3.02 Authority Relative to this Agreement.

The Company has full limited liability company power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite limited liability company action taken by it, and no other proceedings by the Company are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of the Company is or will be required in connection with the consummation of the transactions under this Agreement.

Section 3.03   Capitalization.

(a) The Interests (i) constitute 100% of the total issued and outstanding membership interests of the Company, (ii) have been duly authorized, and (iii) are validly issued, fully paid, and non-assessable. No other membership interests or other equity securities of the Company are authorized, issued, or outstanding.

(b) Other than this Agreement (i) there is no subscription, option, warrant, call, right, agreement, or commitment, whether written or oral, relating to the issuance, sale, delivery, or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by any the Company, or by the Seller, of any membership interests or equity securities of the Company, (ii) there are no written or oral outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any outstanding Interests or other membership interests or equity securities of the Company, and (iii) there are no contracts, commitments, arrangements, understandings, or restrictions to which the Company, or the Seller or any other holder of the Company’s equity securities is bound relating to any membership interests or other equity securities of the Company (collectively, the “Interest-Related Rights”).

(c) Except as set forth in Schedule 3.03(c), neither the Seller, nor any officer, director, manager, employee, or member of the Company, nor any relative or other Affiliate of any of the foregoing, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, and no such Person is indebted to the Company, nor is the Company indebted to any such Person. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Section 3.04   Subsidiaries; Investments.

The Company does not have any equity or similar investment, directly or indirectly, in or with any subsidiary, corporation, company, partnership, association, joint venture, or other Person.

Section 3.05   Consents and Approvals; No Violation.

Neither the execution and delivery of this Agreement and the Related Documents by the Seller, nor the sale by the Seller of the Interests under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Company; (b) require any consent, approval, authorization, or permit of, or filing with, or notification to, any Governmental Authority other than those that are set out on Schedule 3.05; (c) result in a default (or give rise to any right of termination, cancellation, or acceleration) under the terms of any note, mortgage, indenture, deed of trust, real property lease, or other contract or agreement to which the Company is a party or by which the Company is bound or subject; (d) result in the creation of any encumbrance, security interest, equity, or right of others upon any of the properties or assets of the Company or under the terms, conditions, or provisions of any agreement to which the Company or its assets may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule, or regulation of any Governmental Authority (“Law”) applicable to the Company or its assets.

Section 3.06  Financial Statements.

(a) The Company has delivered to the Buyer reviewed balance sheets of the Company as of December 31, 2022, and December 31, 2023, and the related consolidated statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the 12-month periods then ended (collectively, the “Reviewed Financial Statements”) and the management-prepared consolidated balance sheet of the Company as of September 30, 2024 (the “Latest Balance Sheet Date”) and the related management-prepared statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the period beginning on January 1, 2024, and ending on the Latest Balance Sheet Date (collectively, the “Financial Statements”).

(b) The Financial Statements, including the related notes and schedules thereto, (i) have been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) present fairly the non-GAAP financial condition and results of operations of the Company, which such Financial Statements purport to present as of the dates thereof and for the periods indicated therein and (iii) have been prepared on the consistent basis and in accordance with consistent policies, principles, and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Schedule 3.06). As used herein, “GAAP” means generally accepted accounting principles in the United States.

(c) Since the date of the Financial Statements, there has been no change in (i) any accounting principle, procedure, or practice followed by the Company or (ii) the method of applying any such principle, procedure, or practice.

Section 3.07  Undisclosed Liabilities.

The Company does not have any material Liabilities. For the purpose of this Section, “material” means Liabilities that, individually or in the aggregate, exceed $5,000, that are not fully reflected or reserved against in the Reviewed Financial Statements, except those that have been incurred in the ordinary course of business since the date thereof (none of which are material). There is no basis for any claim against the Company for any material Liability that is not fully reflected or reserved against in the Reviewed Financial Statements, other than obligations incurred in the ordinary course of business since the date of the Reviewed Financial Statements (none of which are material). “Liabilities” means liabilities or obligations, secured or unsecured, of any nature whatsoever, whether absolute, accrued, contingent, or otherwise, and whether due or to become due.

Section 3.08  Absence of Adverse Changes and Extraordinary Events.

Except as otherwise contemplated by this Agreement, from the date of the Reviewed Financial Statements through the date hereof, (a) the Company has not entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or may have a material adverse effect on the Company, (c) the Business has been operated only in the ordinary course and substantially in the manner that such business was heretofore conducted, (d) all vendors and contractors of the Company have been promptly paid, and (e) the Seller has used its commercially reasonable efforts to preserve the goodwill of the Company and its relationships with its employees, customers, and suppliers.

Section 3.09  Title to Assets.

The Company has good and marketable title to, or a valid leasehold or license interest in, all of its assets, properties, and interests in properties, real, personal or mixed (a) reflected on the balance sheets included in the Financial Statements, (b) acquired since the Latest Balance Sheet Date, or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the Assets that have an individual book value in excess of $5,000 are listed in Schedule 3.09. All of the equipment, furniture, fixtures, and other personal property included in the Assets are in good operating condition and are adequate for use in the ordinary course of the Company’s business consistent with past practice with no defects that could interfere with the conduct of normal operations of such equipment, furniture, fixtures, and other personal property, except for damaged, worn, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Reviewed Financial Statements. All of the Assets are owned by the Company, free and clear of any Encumbrances, and no Assets are held on a consignment or lease basis.

Section 3.10  Credit Lines, Loans, Guarantees, Banks.

Schedule 3.10 describes all the loans and credit lines of the Company, including the identity of the lender, the loan amount and balance, terms, related security interests, and the identity of any guarantors. Except as set out on Schedule 3.10, (a) the Company has no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company, (b) the Company has not guaranteed the Liabilities of any third party and (c) the Company is not obligated to indemnify any third party. The full details of the Company’s bank accounts, including the names of all Persons authorized to draw thereon or make withdrawals therefrom, and the balance of each such account as of the most recent statement date, are detailed in Schedule 3.10.

Section 3.11  Labor Matters.

Except as set forth in Schedule 3.11: (a) the Company is in full compliance with all applicable Laws concerning employment and employment practices, terms, and conditions of employment and wages and hours, and it is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the Knowledge (as defined below) of the Seller, threatened before any Governmental Authority; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Knowledge of the Seller, threatened against or affecting the Company; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against the Company; and (e) the Company has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past five (5) years. “Knowledge” means, with respect to any fact or matter, the actual knowledge of a Person, and such knowledge that they would be expected to discover after diligent inquiry concerning the existence of the fact or matter in question.

Section 3.12  Employees; Employee Benefit Arrangements.

(a) Schedule 3.12(a) is a true and complete list of the names and positions of current employees of the Company (the “Employees”) and the following compensation information for fiscal year 2023 for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided, or made available to that Employee or that the Company is required to pay, provide, or make available to that Employee under any written or oral agreement, plan or other understanding or arrangement. The Company has no outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the Reviewed Financial Statements. Except as set out on Schedule 3.12(a), the employment of all Employees is “at will,” and the Company may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Schedule 3.12(a), the Company has not offered employment to any individual who is not an Employee. The Company has delivered to the Buyer true and complete copies of employment agreements with the Employees listed on Schedule 3.12(a).

(b) “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, insurance, welfare, severance, change of control, parachute, stock option, stock purchase, or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(c) Except as referred to in Schedule 3.12(c), the Company has no Benefit Arrangements covering former or current employees of the Company, or under which the Company has any Liability (each such Benefit Arrangement, a “Company Employee Plan”). The Company has no commitment or obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under, or otherwise change any Company Employee Plan, and no such creation, increase, or change has been proposed, made the subject of written or oral representations to employees, or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all Company Employee Plans are attached as part of Schedule 3.12(c).

(d) Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to the Seller’s Knowledge, threatened legal action, arbitration, or other proceeding against the Company with respect to any Company Employee Plan, other than routine claims for benefits, that could result in Liability to the Company or to the Buyer, and there is no basis for any such legal action or proceeding. All required, declared, or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals with respect to each Company Employee Plan for all periods ending prior to or as of the date hereof have been made or properly accrued on the Financial Statements, including the balance sheets included in the Reviewed Financial Statements, or with respect to accruals properly made after the date of the Reviewed Financial Statements, on the books and records of the Company. There is no unfunded actual or potential Liability relating to any Company Employee Plan that is not reflected on the Financial Statements, including the balance sheets included in the Reviewed Financial Statements, or with respect to accruals properly made after the date of the Reviewed Financial Statements, on the books and records of the Company. Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no Tax payable on account of Section 4980B of the Code has been or is expected to be incurred as this law is not applicable to the Company. If any Company Employee Plan is, or has features that constitute, a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. §1.409A-1(a), that Company Employee Plan has been operated in compliance with Section 409A of the Code and applicable Treasury regulations thereunder and the Company has no any obligation to pay, reimburse, or indemnify any service provider in any such Company Employee Plan for Taxes resulting from the service provider’s participation in that Company Employee Plan. Except as may be required under COBRA or other Laws of general application, no Company Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (either of severance pay or otherwise) becoming due under any Company Employee Plan, or from any of the Company, the Seller, or the Buyer, to any current or former employee or self-employed individual.

Section 3.13  Contracts; Customers.

(a) Schedule 3.13(a) sets out a list of all the written and oral contracts and commitments (including any (i) real property leases, (ii) customer contracts and customer orders (including customer contact lists), (iii) partner and supplier contracts, (iv) powers of attorney, and (v) indemnification agreements), (A) to which the Company is a party, (B) by which the Company is bound, or (C) under which the Company has performed work, or had work performed for it, in the past twenty-four (24) months (collectively, the “Contracts”) that are material to the Company (“Material Contracts”), including the following:

(i)	each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by such Company without penalty or without more than thirty (30) days’ notice;

(ii)	all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iii)	all Contracts relating to Intellectual Property (as defined in Section 3.19), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)	all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Buyer.

(c) (i) To the Knowledge of the Seller, the Company’s relationships with its customers is good, (ii) no problem or disagreement exists between the Company and any customer, and (iii) no customer has notified the Company that it intends to, nor has any customer threatened to, terminate, decrease, or otherwise modify its relationship and dealings with the Company, and the Seller does not have any reason to believe that any customer intends to take any such action, in each case whether as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.14  Legal Proceedings, Etc.

There is no claim, action, proceeding, or investigation pending, nor, to the Knowledge of the Seller and/or the Company, is there any basis for or any threatened claim, action, proceeding or investigation, against or relating to the Company or the Seller before any Governmental Authority acting in an investigative or adjudicative capacity, nor has any such claim, action, proceeding or investigation been pending or, to the Knowledge of the Seller and/or the Company, threatened in the past five (5) years, and the Company is not subject to any outstanding order, writ, injunction, or decree.

Section 3.15  Taxes.

(a) (i) Except as set out on Schedule 3.15, all Tax Returns required to be filed by the Company on or before the date hereof have been filed by or on behalf of the Company. (ii) The Company has paid in full, or provided for in the Reviewed Financial Statements, all Taxes required to be paid by it through the date hereof, whether or not shown to be due on any Tax Returns. (iii) All accruals or reserves for Taxes reflected in the Reviewed Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company through the date thereof, and the Company has not incurred or accrued any Liability for Taxes subsequent to that date other than in the ordinary course of business. (iv) All Tax Returns filed or required to be filed on or before the Closing by the Company are true, correct, and complete in all material respects. (v) No Tax Return of the Company has been audited or is under audit by the relevant authorities, and the Company has not received any notice that any such Tax Return is under examination or will be audited. (vi) No extension of the statute of limitations with respect to any claim for Taxes has been granted by the Company. (vii) There are no liens or other Encumbrances for Taxes upon the assets of the Company except liens for Taxes not yet due. (viii) The Company is not party to or bound by any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any Person other than itself under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise. (ix) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder or other Person.

(b) “Tax” and “Taxes” mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, license, occupation, privileges, payroll, and franchise taxes and stamp duties, imposed by any Governmental Authority; and those terms shall include any interest, penalties, or additions to tax attributable to those assessments. “Tax Return” means any report, statement, return, or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

Section 3.16  Compliance with Law.

The Company has conducted its business in all material respects in compliance with, and it currently is in compliance with, all applicable Laws. The Company has all permits, licenses, approvals, certificates, and other authorizations, and has made all notifications, registrations, certifications, and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted. There is no action, case or proceeding pending or, to the Company’s Knowledge after due investigation, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company of any Law, or (ii) any alleged failure by the Company to have any permit, license, approval, certification, or other authorization required in connection with the operation of the Business. No notice of any violation of such Laws has been received by the Company, and the Company has not received any notice that the products manufactured or sold or the services provided by the Company is not in compliance with, or do not meet the standards of, all applicable Laws.

Section 3.17  Broker’s or Finder’s Fees.

Except as set out on Schedule 3.17, neither the Seller, nor the Company, nor any Person acting on the Seller’s or the Company’s behalf, has employed an agent, broker, Person, or firm in connection with the transactions contemplated by this Agreement. To the extent that the Seller or the Company has incurred any Liability for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, the Seller, and not the Company, will be solely responsible for the payment of that Liability.

Section 3.18  Related Party Transactions; Guarantees.

Except as set out on Schedule 3.18, there are no related party transactions between the Company, on the one hand, and the Seller (or any Affiliate of the Seller), on the other hand, in existence as of the Closing, and there are no Liabilities between the Seller (or any Affiliate of the Seller) and the Company that will not, by their terms or otherwise, terminate at or before the Closing. The Company has not guaranteed the Liabilities of the Seller or any other Person.

Section 3.19  Intellectual Property.

(a) “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data, and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research, and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Schedule 3.19 sets out each item of Intellectual Property that is used in the conduct of the Business as currently conducted.

(b) The Company either owns the entire right, title, and interest to, or holds an existing, valid, and enforceable license to use, all the Intellectual Property used in or required for the Business as currently conducted (any such license and any required royalty payments are set out on Schedule 3.19).

(c) There are no actions instituted or, to the Knowledge of the Seller, threatened by any third party pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(d) Neither the Intellectual Property of the Company nor the conduct of the Business infringes any Intellectual Property of any third party, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(e) To the Knowledge of the Seller, no third party is infringing upon any Intellectual Property of the Company.

(f) All current and former employees and consultants of the Company have signed (i) non-disclosure agreements related to any of the Company’s Intellectual Property rights, and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(g) The Company has not violated or breached, nor is the Company in violation or in breach of, any confidentiality, non-competition, non-solicitation, or similar obligation of the Company to any Person.

Section 3.20  Environmental Matters.

(a) Except as set forth on Schedule 3.20, to the Knowledge of the Seller, (i) the business of the Company is being and has been conducted in compliance in all material respects with all Environmental Laws, (ii) the real property operated by the Company (including, without limitation, soil, groundwater or surface water on or under the properties and buildings thereon) (the “Affected Property”) does not contain any Regulated Substance in violation of applicable Environmental Laws (the Company does not own any real property), (iii) the Company has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws, if any, for the operation of the business of the Company, (iv) the Company has not received any notice from any Governmental Authority that the Company or any of its Affiliates may be a potentially responsible party in connection with any waste disposal site or facility used by or otherwise related to the Company, (v) no reports have been filed, or have been required to be filed, by the Company concerning the release of any Regulated Substance in the violation of Environmental Laws or otherwise with respect to the violation of any Environmental Laws on or at the properties used in the business of the Company, (vi) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property, other than as permitted under applicable Environmental Law or pursuant to appropriate regulations, permits or authorizations, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Company or any Affiliate of the Company relating to the business of the Company, true and complete copies of which have not been delivered to the Buyer prior to the date hereof, (viii) there are no underground storage tanks on, in, or under any Affected Property and no underground storage tanks have been closed or removed from any Affected Property, (ix) the Company has not presently incurred, and the Affected Property is not presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted a violation of Environmental Laws or arising under any Environmental Law, and (x) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or threatened against the Company or any Affiliate of the Company with respect to the Business relating to any violations, or alleged violations, of any Environmental Law, and neither the Company nor any Affiliate of the Company has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Company nor any Affiliate of the Company has been notified by any Governmental Authority that it has, or may have, any liability pursuant to any Environmental Law. Schedule 3.20 includes a true and complete list of all North American Industry Classification System (NAICS) Codes applicable to the Company. The sale of the Interests to the Buyer, and the other transactions contemplated hereby, do not require any filing with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law, except as disclosed in Schedule 3.05.

(b) “Environmental Laws” means any federal, state, and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement, or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health, or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life, or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass, and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

(c) “Regulated Substances” means pollutants, contaminants, hazardous, or toxic substances, compounds, or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

Section 3.21  OFAC and September 24, 2001 Executive Order.

Neither the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), nor any similar list maintained by OFAC, nor the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, is applicable to the Company or the Seller.

Section 3.22  Anti-Corruption Laws.

Neither the Company, nor the Seller, nor anyone acting on any of their behalf, has directly or indirectly: (a) made, offered to make, or promised to make any payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any Governmental Authority, including any employee of any government-owned or controlled entity or public international organization, or (ii) any political party, official of a political party, or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to Governmental Authorities, (b) made any unreported political contribution, (c) made or received any payment that was not legal to make or receive, (d) engaged in any transaction or made or received any payment that was not properly recorded on its books, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended.

Section 3.23  Privacy.

The Company has not been accused of any violation of any data protection or privacy Law, nor, to the Seller’s Knowledge, are there facts that would reasonably form the basis for such an accusation. The Company has implemented commercially reasonable technological measures to protect personal information collected from individuals from loss, theft, and unauthorized access or disclosure.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof as follows:

Section 4.01  Organization.

The Buyer is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now conducted.

Section 4.02  Authority Relative to this Agreement.

The Buyer has full corporate power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken by the Buyer, and no other corporate proceedings by the Buyer are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document have been duly and validly executed and delivered by the Buyer and constitute the valid and binding obligations of the Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. Except for certain forms, statements, documents, and reports as may be required by the Securities and Exchange Commission to be filed or furnished by the Buyer, no further action on the part of the Buyer is or will be required in connection with the consummation of the transactions under this Agreement.

Section 4.03  Consents and Approvals; No Violation.

Neither the execution and delivery by the Buyer of this Agreement and each Related Document to which it is a party, nor the purchase by the Buyer of the Interests under this Agreement, nor the consummation of the other transactions contemplated by this Agreement and the Related Documents to which it is a party will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Buyer, or (b) violate any Laws applicable to the Buyer.

Section 4.04 Broker’s or Finder’s Fees.

Neither the Buyer, nor any Person acting on the Buyer’s behalf, has employed an agent, broker, Person, or firm acting on behalf of the Buyer in connection with the transactions contemplated hereby. To the extent the Buyer has incurred any Liabilities for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated hereby, the Buyer will be solely responsible for the payment of those Liabilities.

Article V
[Reserved]

Article VI
Closing Deliveries

Section 6.01  Seller’s and the Company’s Deliveries.

At the Closing, the Seller and the Company shall deliver, or shall cause to be delivered, to the Buyer the following:

(a) The Assignment Agreement, duly executed by the Seller.

(b) Copies of resignations, in form and substance reasonably satisfactory to the Buyer, of each individual serving as an officer (or on a similar governing body) of the Company, including: (i) Kyle Stoner serving as President and Chief Executive Officer of the Company; (ii) Derek Morgan serving as Executive Vice President of the Company; (iii) Ryan Gehris serving as Senior Vice President of the Company; (iv) Rose Corey serving as Senior Vice President and Managing Broker of the Company; and (v) Stuart Daroca, serving as Executive Vice President of the Company; all such resignations to be effective as of the date hereof.

(c) A certification meeting the requirements of Treasury Regulations Section 1.1446(f)-2(b)(2) to the effect that the Seller is not a foreign Person within the meaning of Section 1446(f) of the Internal Revenue Code of 1986, as amended (“Code”), duly executed by the Seller and in form and substance reasonably satisfactory to the Buyer.

(d) Such other documents or instruments as the Buyer requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.02  Buyer’s Deliveries.

At the Closing, the Buyer shall deliver to the Seller the following:

(a) The Assignment Agreement, executed by the Buyer.

Article VII
TAX MATTERS

Section 7.01  Sales and Transfer Taxes.

All sales and transfer Taxes (including all stock transfer Taxes, if any) incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby will be borne by the Seller, and the Seller shall, at the Seller’s own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer Taxes, and, if required by applicable Law, the Buyer will join in the execution of any such Tax Returns or other documentation.

Section 7.02  Other Tax Matters.

(a) To the extent that there are (i) any Taxes payable by the Company with respect to any period (whether or not constituting taxable years or otherwise recognized taxable periods) through the Closing Date or (ii) any refunds of Taxes due to the Company with respect to any period through the Closing Date, the Seller shall be liable for all of those Taxes or entitled to those refunds of Taxes with respect to the Company for all periods ending on or prior to the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date (“Pre-Closing Taxes”). The Company shall be liable for any Taxes or entitled to refunds of Taxes with respect to the Company for periods beginning after the Closing Date, including the portion beginning after the Closing Date of any taxable period that includes the Closing Date. The parties shall cooperate fully in connection with the filing of Tax Returns for any period that includes the Closing Date, including by providing copies of those Tax Returns to the other party before filing, and each party will bear its own costs associated with preparation and filing of those Tax Returns. In any instance in which the Buyer or the Company is required to file or cause to be filed Tax Returns covering a period commencing before but ending after the Closing, the Seller shall furnish all information and records reasonably available to the Seller and reasonably requested by the Buyer or the Company and necessary or appropriate for use in preparing those Tax Returns. Any Taxes for a period commencing prior to but ending after the Closing shall be apportioned, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of the actual activities, taxable income or taxable loss of the Company, or any of them, as applicable, during the periods before and after the Closing.

(b) If the Seller and the Buyer disagree as to the amount of Taxes for which the Seller, on the one hand, and the Buyer, on the other hand, are liable under this Agreement, the Seller and the Buyer shall appoint Independent Accountants (as defined in Section 9.01 below) to act as arbitrator to resolve that dispute. All determinations by that arbitrator shall be final and binding on the parties and all fees and expenses of that arbitrator shall be shared equally by the Seller, on the one hand, and the Buyer, on the other hand.

Article VIII
INDEMNIFICATION

Section 8.01  Survival.

The covenants and agreements contained herein shall survive the Closing unless and until they are otherwise terminated by their own terms. All representations and warranties contained herein and all related rights to indemnification shall survive the Closing Date through the date that is twenty-four (24) months after the Closing Date, unless and until they are otherwise terminated by their own terms; provided that the Company Fundamental Representations and the Buyer Fundamental Representations and all related rights to indemnification shall each survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations period or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment, or reassessment with respect thereto, whichever is longer. The “Company Fundamental Representations” means those representations and warranties made in Section 2.01, Section 2.02, Section 2.03, Section 2.04, Section 2.05, Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.15, and Section 3.17. The “Buyer Fundamental Representations” means those representations and warranties made in Section 4.01, Section 4.02, Section 4.03, and Section 4.04.

The date upon which any representation, warranty, covenant or agreement contained in this Agreement shall terminate, if any, is called the “Survival Date”.

Section 8.02  Indemnification by the Seller.

Subject to the terms and conditions of this Article VIII, from and after the Closing, the Seller and the Parent shall, jointly and severally, save, defend, and indemnify the Buyer and its Affiliates (including, after the Closing, the Company), successors and assigns and their respective directors, officers, members, managers, employees, consultants, contractors, professional advisors, and other agents and representatives (collectively, “Buyer Indemnified Persons”) against, and shall hold them harmless from, any and all claims, Liabilities, losses, costs and expenses, of every kind, nature, and description, fixed or contingent (including reasonable fees and expenses of lawyers, accountants, and other professionals in connection with any action, claim, or proceeding relating thereto or seeking enforcement of obligations hereunder) (“Losses”) arising out of:

(a) any breach, inaccuracy, or untruth of any representation or warranty of the Seller or the Parent in this Agreement or any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth;

(b) any breach of any covenant or agreement of the Seller or the Parent in this Agreement or any Related Document;

(c) Pre-Closing Taxes;

(d) any audit by any Taxing authority related to (i) any Tax Return of the Company for any Tax period ending on or before the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date or (ii) any alleged payment or non-payment by the Company or the Seller of any Tax for any such period;

(e) any Tax Liability of the Company arising as a result of the transactions contemplated by this Agreement or any of the Related Documents;

(f)   actions, activities, or omissions of, or events involving, the Company prior to the Closing, notwithstanding any disclosure in this Agreement, on any Schedule or otherwise, except for (i) Liabilities of the Company to perform obligations arising after the Closing under (A) the Material Contracts listed in Schedule 3.13(a) and (B) sales and purchase orders entered into in the ordinary course of business, and (ii) Liabilities reflected in the Reviewed Financial Statements;

(g) any Liability of the Company arising as a result of or in connection with its failure to obtain an employer identification number (EIN) from the Internal Revenue Service (IRS); or

(h) any and all costs, fees and expenses (including reasonable attorneys’ fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Section 8.02.

Section 8.03  Indemnification by the Buyer.

Subject to the terms and conditions of this Article VIII, from and after the Closing, the Buyer shall save, defend, and indemnify the Seller, the Parent and its Affiliates, successors and assigns and their respective directors, officers, members, managers, employees, consultants, contractors, professional advisors, and other agents and representatives (collectively, “Seller Indemnified Persons”) against, and shall hold them harmless from, any Losses arising out of:

(a) any breach, inaccuracy, or untruth of any representation or warranty of the Buyer in this Agreement or any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth;

(b) any breach of any covenant or agreement of the Buyer in this Agreement or any Related Document;

(c) any and all costs, fees and expenses (including reasonable attorneys’ fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Section 8.03.

Section 8.04  Assertion of Claims.

No claim for indemnification shall be brought under Section 8.02 or Section 8.03 unless the Buyer (on behalf of the Buyer Indemnified Persons) or the Seller or the Parent (on behalf of the Seller Indemnified Persons) (the “Indemnified Party”), at any time prior to the applicable Survival Date, gives the Seller or the Buyer, respectively (the “Indemnifying Party”) (a) written notice of the existence of that claim, specifying the nature and basis of that claim and the amount of that claim, to the extent known or (b) written notice under Section 8.05 of any Third Person Claim, the existence of which might give rise to such a claim.

Section 8.05 Notice and Defense of Third Person Claims.

The obligations of the Indemnifying Party with respect to Losses resulting from the assertion of Liability by third parties (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Person Claim that might give rise to any Losses by the Indemnified Party, stating the nature and basis of that Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay. That notice shall be accompanied by copies of all available relevant documentation with respect to that Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

(b) If the Indemnifying Party acknowledges in a writing delivered to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnification obligations hereunder in connection with a Third Person Claim, then the Indemnifying Party shall have the right to assume the defense of that Third Person Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party; except, that the Indemnifying Party shall not have the right to assume the defense of any Third Person Claim, notwithstanding the giving of that written acknowledgment, if (i) the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because those interests could be in conflict with those of the Indemnifying Party, (ii) the action or proceeding involves any client, customer, service provider, supplier or other business relation of the Buyer or any of its Affiliates or any matter that is material to the Buyer beyond the scope of the indemnification obligation of the Seller, or (iii) the Indemnifying Party shall not have assumed the defense of the Third Person Claim in a timely fashion. For purposes of this Section 8.05(a)(iii), “timely fashion” shall mean before any responsive pleading is due for a suit filed in the Third Person Claim, or before any substantial prejudice can be identified by the Indemnified Party for a delay or failure to give notice, whichever is sooner.

(c) If the Indemnifying Party assumes the defense of a Third Person Claim in accordance with Section 8.05(b) (under circumstances in which the exception in Section 8.05(a) (is not applicable), the Indemnifying Party shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Party in connection with the defense of that Third Person Claim. If the Indemnifying Party does not exercise its right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 8.05(a), or is otherwise restricted from so assuming by the exception in Section 8.05(a), the Indemnifying Party shall nevertheless be entitled to participate in that defense with its own counsel and at its own expense; and in any such case, the Indemnified Party shall assume the defense of the Third Person Claim at the Indemnifying Party’s expense, and shall act reasonably and in accordance with its good faith business judgment and the Indemnifying Party’s duty to indemnify under Section 8.02 shall continue to apply.

(d) If the Indemnifying Party exercises its right to assume the defense of a Third Person Claim, the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party proposes the settlement of any claim which is capable of settlement by the payment of money only and demonstrates to the reasonable satisfaction of the Indemnified Party that the proposal is acceptable to the claimant and that the Indemnifying Party has the ability to pay the amount required to settle the claim, and the Indemnified Party does not consent thereto within thirty (30) days after the receipt of written notice thereof, any Losses incurred by the Indemnified Party in excess of the proposed settlement shall be at the sole expense of the Indemnified Party.

Section 8.06  Effect of Investigation.

No Buyer Indemnified Person’s right to indemnification under Section 8.02 shall be affected by any investigation conducted by, or any Knowledge of, any Buyer Indemnified Person related to (a) any representation or warranty of the Seller set out in this Agreement or (b) any covenant of the Seller in this Agreement, whether conducted or acquired before or after the Closing Date.

Section 8.07  Damages Limitation.

None of the Buyer or the Seller shall be liable under this Agreement, including under Section 8.02 or Section 8.03, or in a matter relating to this Agreement, for consequential, special, incidental, exemplary, or punitive damages, or damages for diminution in value, lost profits or lost business opportunity, except (a) in the case of fraud, (b) to the extent that a Buyer Indemnified Person or Seller Indemnified Person, respectively, is required to pay those types of damages to a third party in connection with a matter for which the Buyer Indemnified Person or Seller Indemnified Person, respectively, is entitled under Section 8.02 or Section 8.03 to be indemnified.

Section 8.08  Right of Set-Off.

The Buyer shall have the right to set-off, appropriate, and apply any and all amounts that may be owed by the Buyer to the Seller, whether unpaid or paid into escrow at the time of such set-off, against the obligations and liabilities of the Seller and/or the Company to the Buyer pursuant to this Agreement, any Related Document, or otherwise. The exercise of such right of set-off by the Buyer shall not constitute a breach by the Buyer of this Agreement or the agreement underlying such obligation.

Article IX
OTHER AGREEMENTS

Section 9.01  Expenses.

Except as otherwise provided in this Agreement (including in Section 8.02), the Seller and the Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Documents, and the transactions contemplated hereby and thereby. Specifically, without limiting Section 8.02, acquisition-related expenses will be paid by the party for whose benefit the expenses were incurred and not by the Company. Also, without limiting Section 8.02, the Buyer shall be responsible for fees, commissions, expenses, and reimbursements incurred by or required to be paid to their professional advisors, and the Seller shall be responsible for the fees, commissions, expenses, and reimbursements incurred by or required to be paid to the Seller’s professional advisors.

Section 9.02  Further Assurances.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the sale of the Interests and the other transactions contemplated by this Agreement and the Related Documents. From time to time after the Closing Date, the Seller shall, at the Seller’s own expense and without further consideration, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Interests and to more effectively consummate the transactions contemplated by this Agreement (including transferring any assets used in the Business) without any further consideration therefor.

Section 9.03  Public Announcements.

The Buyer and the Seller shall not issue any press release or otherwise make any public statement with respect to this Agreement or the Related Documents or the transactions contemplated hereby and thereby without the prior written consent of the other party in each instance.

Section 9.04 Provision of In-Kind Services.

Within thirty (30) calendar days of the Closing Date, the Buyer (or an affiliate of the Buyer), Seller and the Parent shall enter into a service agreement related to the provision of In-Kind Services by the Buyer to the Seller and the Parent required by Section 1.02(a) above (the “In-Kind Services Agreement”). The In-Kind Services Agreement shall provide that the Parent shall own all rights, title and interests (including all Intellectual Property rights) in and to the deliverables produced by the Buyer pursuant to such agreement; provided that the Buyer shall retain all right, title and interest in such Intellectual Property rights owned by the Buyer used in the creation of such deliverable, but will be required to provide an appropriate licenses to the Parent for the use of such deliverables.

Article X
MISCELLANEOUS

Section 10.01   Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written instrument executed by the Seller and the Buyer.

Section 10.02   Waiver of Compliance.

Except as otherwise provided in this Agreement, no failure of any of the parties to comply with any term or provision of this Agreement shall be waived, except by a written instrument signed by the party granting that waiver. No such waiver, nor any failure to insist upon strict compliance with any term or provision of this Agreement, shall operate as a waiver of that term or provision of this Agreement or any subsequent or other failure or breach.

Section 10.03   Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Seller:	Unreal Estate LLC Attention: E-mail:

If to Parent:	Unreal Estate Inc. Attention: E-mail:

with a copy to:	Sterlington, PLLC Attention: Email:

If to Buyer:	reAlpha Tech Corp. Attention: Email:

with a copy to:	OGC Solutions LLP Attention: Email:

Section 10.04  Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05  Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06  Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign their rights or obligations hereunder without the prior written consent of the other parties. Any assignment by the Buyer will require consent of only the Seller. No assignment shall relieve the assigning party of any of its obligations.

Section 10.07  No Third-Party Beneficiaries.

Except for the indemnification provisions in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08  Entire Agreement.

This Agreement and the Related Documents, including the schedules, exhibits, certificates and other documents referred to herein and therein, embody the entire agreement and understanding of the parties to this Agreement in respect of the transactions contemplated by this Agreement and supersede all prior and contemporaneous agreements, warranties, representations and understandings (verbal or otherwise) between the parties with respect thereto; provided, however, that certain provisions of the Confidentiality, Non-Disclosure, and Standstill Agreement by and between the Buyer and the Company made as of October 31, 2024 (the “NDA”), shall survive for three (3) years after termination of the NDA, as more fully set forth therein. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such other documents delivered pursuant to this Agreement.

Section 10.09  No Strict Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.10  Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 10.11  Counterparts.

This Agreement may be executed in any number of counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy (including PDF via email or DocuSign) of a signature on this Agreement shall be acceptable as, and deemed to be, an original signature.

Section 10.12  No Strict Construction.

Each of the parties acknowledges that this Agreement has been prepared jointly by the parties, and it shall not be strictly construed against either party.

Section 10.13   Governing Law.

This Agreement shall be governed by the laws of the State of Delaware as to all matters, including matters of validity, construction, effect, performance, and remedies, without giving effect to any choice or conflict of law provision or rule, whether in the State of Delaware or any other jurisdiction, that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 10.14  Submission to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in Kent County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 10.15

WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS.]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

reAlpha Tech Corp.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

COMPANY:

USRealty Brokerage Solutions, LLC

By Its Sole Member:

Unreal Estate LLC

By:	/s/ Kyler Stoner
Name:	Kyle Stoner
Title:	Chief Executive Officer

SELLER:

Unreal Estate LLC

By:	/s/ Kyler Stoner
Name:	Kyler Stoner
Title:	Chief Executive Officer

PARENT:

Unreal Estate Inc.

By:	/s/ Kyler Stoner
Name:	Kyler Stoner
Title:	Chief Executive Officer

Exhibits

Exhibit A	Assignment of Membership Interest

Schedules

Schedule 3.01	Organization; Qualification
Schedule 3.03(c)	Interests in Company Property; Indebtedness
Schedule 3.05	Required Consents
Schedule 3.06	GAAP Disclosures
Schedule 3.09	Material Assets
Schedule 3.10	Loans; Bank Account Information
Schedule 3.11	Labor Matters
Schedule 3.12(a)	Employee Information
Schedule 3.12(c)	Employee Plans and Liabilities
Schedule 3.13(a)	Contracts
Schedule 3.15	Taxes
Schedule 3.17	Broker’s or Finder’s Fees
Schedule 3.18	Related Party Transactions
Schedule 3.19	Intellectual Property
Schedule 3.20	Environmental Matters

EXHIBIT A

Assignment of Membership Interest

(attached)